Exhibit 3.2

CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK OF Cyalume Technologies Holdings, Inc.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Cyalume Technologies Holdings, Inc., a corporation organized and existing under the DGCL (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.            Designation.

1.1           The Corporation hereby designates a series of Preferred Stock as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting such series shall be 1,000. The rights, preferences, powers, restrictions and limitations of the Series B Preferred Stock shall be as set forth herein.

1.2           The Corporation shall register the shares of Series B Preferred Stock in records to be maintained by the Corporation for that purpose (the “Series B Preferred Stock Register”), in the name of the holders thereof from time to time. The Corporation may deem and treat the registered holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the holder thereof, to the Corporation at its principal place of business or such other office of the Corporation as may be designated by the Corporation. Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder of record of such shares of Series B Preferred Stock, in each case, within five (5) Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all holders of Series B Preferred Stock from time to time and shall be enforceable by any such holder.

2.            Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act. With respect to each Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser. Further, with respect to a Purchaser who is an individual or an entity that is owned by an individual or his family members, any trust, limited liability company, limited partnership or other entity that is owned and/or controlled by such Purchaser, such individual or such individual’s family members or entities for the benefit of such individual or his family members will be deemed to be an Affiliate of such Purchaser.

“Amended and Restated JFC Note” means that certain Amended and Restated Promissory Note dated as of November 18, 2013 by and among the Corporation as Maker and JFC Technologies, LLC as Payee, as amended by Amendment No. 1 dated as of July 30, 2014.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis; (b) any sale, transfer or issuance, in a single transaction or series of related transactions, of Capital Stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in in any single Person or group (as defined in Rule 13d-5 of the Exchange Act), other than any transferee approved by the Requisite Holders prior to the completion of such transaction, becoming the beneficial owners of Capital Stock representing (x) 50% or more of the voting power of all outstanding voting Capital Stock or (y) the power to elect a majority of the Board (under ordinary circumstances, by contract or otherwise); or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) unless after giving effect to such merger no single Person or group (as defined in Rule 13d-5 of the Exchange Act), other than any transferee approved by the Requisite Holders prior to the completion of such transaction, is the beneficial owner of Capital Stock possessing the voting power to elect a majority of the Board or the surviving Person’s board of directors (or similar governing body) or becomes the beneficial owner of greater than 50% of the Corporation’s or such surviving Person’s issued and outstanding common stock or securities convertible into common stock of such Person; provided, that, for the avoidance, of doubt, prior to the Purchaser Threshold Date, none of the transactions described in clauses (b) or (c) shall constitute a Change of Control for purposes hereof if the applicable acquirer, transferee or surviving company is a Purchaser or an Affiliate of a Purchaser.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include (x) any shares of Common Stock issuable upon conversion of any Series A Preferred Stock issued upon a conversion of a portion of the Amended and Restated JFC Note, (y) any shares of Common Stock issued or issuable upon exercise of Options or upon conversion or exchange of Convertible Securities, in each case if such shares, Options or Convertible Securities were issued after the Date of Issuance pursuant to an Excluded Issuance, or (z) any shares owned or held by or for the account of the Corporation or any of its wholly owned Subsidiaries.

“Convertible Securities” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, directly or indirectly, upon the conversion, exchange or reclassification of such security including, without limitation, any debt, preferred stock, rights, or any other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Number” has the meaning set forth in Section 8.1.

“Conversion Shares” means the shares of Common Stock or other Capital Stock then issuable upon conversion of the Series B Preferred Stock in accordance with the terms of Section 8.

“Date of Issuance” means, for any outstanding share of Series B Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

“Deemed Liquidation” has the meaning set forth in Section 5.1(b).

“DGCL” has the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 8.5(d)) by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the shares of Series A Preferred Stock (other than any shares of Common Stock issued upon conversion of any Series A Preferred Stock issued upon a conversion of a portion of the Amended and Restated JFC Note); (b) shares of Common Stock issued on the conversion of the shares of Series B Preferred Stock; (c) shares of Common Stock or other Convertible Securities issuable or issuable upon Convertible Securities or Options issued by the Corporation to employees, officers, consultants or directors for services provided to the Corporation that are approved by the Board; (d) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (c) above) or Convertible Securities (other than any shares of Series A Preferred Stock issuable upon conversion of a portion of the Amended and Restated JFC Note) issued prior to the Date of Issuance, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; (e) shares of Common Stock or Convertible Securities issued, or issuable upon the conversion or exercise of any Convertible Securities issued, pursuant to the Mezzanine Agreement, as in effect as of the date hereof, or the exercise of Convertible Securities issued in respect of such transactions in accordance with clause (e); provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; (f) shares of Series A Preferred Stock in connection with the payment of dividends on the outstanding shares of Series A Preferred Stock in the form of additional shares of Series A Preferred Stock; (g) shares of Series C Preferred Stock in connection with the payment of dividends on the outstanding shares of Series C Preferred Stock in the form of additional shares of Series C Preferred Stock; (h) shares of Common Stock or Convertible Securities for consideration other than cash pursuant to a bona fide, arm’s length merger, consolidation acquisition or similar business combination approved by the Board; (i) shares of Common Stock or other equity securities issued or sold for consideration that is based on an aggregate equity valuation of the Company of at least Two Million Dollars ($2,000,000) in the aggregate; or (j) shares of Common Stock or Convertible Securities deemed to be Excluded Issuances by the Requisite Holders.

“Independent Valuation Expert” has the meaning set forth in Section 5.1(d)(ii).

“Junior Securities” means, collectively, the Common Stock, the Series A Preferred Stock and any other class of securities that is not specifically designated as ranking by its terms as a Parity Security or a Senior Security.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Liquidation Value” means, with respect to any outstanding share of Series B Preferred Stock on any given date, the amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 8 immediately prior to such date; provided that the liquidation preference to be paid to the holders of Series A Preferred Stock shall be excluded for all purposes of this calculation.

“Mandatory Conversion Date” means, for any outstanding share of Series B Preferred Stock, the tenth anniversary of the date on which the Corporation initially issued such share.

“Mezzanine Agreement” means that certain Subordinated Loan Agreement dated as of July 29, 2010 by and among the Corporation, as Guarantor, Cyalume Technologies, Inc. as Borrower, the Subsidiary Guarantors (as defined therein), and Granite Creek Partners Agent, LLC as Agent, and the Additional Lenders (as defined therein), as amended.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Parity Securities” means any class of Capital Stock that is specifically designated as ranking by its terms as on parity with the Series B Preferred Stock.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Purchaser(s)” has the meaning set forth in the preamble of the Securities Purchase Agreement.

“Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

“Requisite Holders” means holders of at least 75% of the outstanding shares of Series B Preferred Stock, voting as a separate class.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of the date hereof, by and between the Corporation and the purchasers named therein, as may be amended from time to time.

“Senior Loan Agreement” means that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 29, 2010 by and among the Corporation, as Guarantor, Cyalume Technologies, Inc. as Borrower, the Subsidiary Guarantors (as defined therein), and TD Bank, N.A. as Agent and Lender, and the Additional Lenders (as defined therein), as amended.

“Senior Securities” means any class of Capital Stock that is specifically designated as ranking by its terms as senior to the Series B Preferred Stock.

“Series A Preferred Stock” means the Series A convertible preferred stock, par value $0.001 per share, of the Corporation.

“Series B Conversion Election Date” has the meaning set forth in Section 7.3(b).

“Series B Preferred Stock” has the meaning set forth in Section 1.1.

“Series B Preferred Stock Register” has the meaning set forth in Section 1.2.

“Series B Call Notice” has the meaning set forth in Section 7.2.

“Series C Preferred Stock” means the Series C preferred stock, par value $0.001 per share, of the Corporation.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares of capital stock or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Valuation Report” has the meaning set forth in Section 5.1(d).

3.            Rank. With respect to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Series B Preferred Stock shall rank senior to all Junior Securities, junior to all Senior Securities and on parity with all Parity Securities.

4.            Reserved.

5.            Liquidation.

5.1          Liquidation; Deemed Liquidation

(a)          Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a “Liquidation”), subject to the rights of the holders of any Senior Securities, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, on a pro rata, pari passu basis, an amount in cash equal to the aggregate Liquidation Value of all shares of Series B Preferred Stock held by such holders.

(b)          Deemed Liquidation. Unless the Requisite Holders elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event, the occurrence of a Change of Control (such event, a “Deemed Liquidation”) shall be deemed a Liquidation for purposes of this Section 5. Upon the consummation of any such Deemed Liquidation, the holders of Series B Preferred Stock shall, in consideration for cancellation of their shares of Series B Preferred Stock, be entitled to the same rights such holders are entitled to under this Section 5 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series B Preferred Stock under Section 5.1(a) hereof.

(c)          Deemed Liquidation Procedures. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section 5.1(b), including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the shares of Series B Preferred Stock are converted into or exchanged for cash, new securities or other property consistent with the Liquidation Value thereof, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, either dissolving the Corporation and distributing the assets of the Corporation in accordance with applicable law or redeeming all shares of Series B Preferred Stock and, in the case of both (i) and (ii), giving effect to the preferences and priorities set forth in Section 3 and Section 5. The Corporation shall promptly provide to the holders such information concerning the terms of such Change of Control, and the value of the assets of the Corporation as may reasonably be requested by the holders.

(d)          Valuation of Non-Cash Consideration.

(i)          If any assets of the Corporation distributed to holders of outstanding shares of Series B Preferred Stock in connection with any Liquidation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board as promptly as practicable in advance of, and in any event at least thirty (30) days prior to, such Liquidation, and the Corporation shall provide each holder of outstanding shares of Series B Preferred Stock a written report setting forth the valuation of such assets (the “Valuation Report”), as promptly as practicable in advance of, and in any event at least thirty (30) days prior to, such Liquidation, subject to the right of the Requisite Holders to require the Corporation to obtain an independent valuation of such assets in accordance with Section 5.1(d)(ii), provided that any publicly-traded securities to be distributed to stockholders in such a Liquidation Event shall be valued as follows:

(A)         if the securities are then traded on a national securities exchange or a national quotation system, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending two (2) trading days prior to the Liquidation;

(B)         if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending two (2) trading days prior to the Liquidation;

(C)         in the event of a merger or other acquisition of the Corporation by another entity, the relevant date for the valuation of the publicly traded securities shall be deemed to be the date such transaction closes;

(D)         For the purposes of this Section 5.1(d), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange LLC, NYSE MKT LLC (formerly NYSE AMEX and the American Stock Exchange) or The Nasdaq Stock Market LLC, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day; and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(ii)         If the Requisite Holders disagree with the valuation determined by the Board set forth in the Valuation Report with respect to the assets to be distributed to the holders of outstanding shares of Series B Preferred Stock in connection with any Liquidation, the Requisite Holders may, by written notice to the Board, within ten (10) Business Days of the delivery of the Valuation Report, require the Corporation to appoint within ten (10) Business Days thereafter, an independent, nationally recognized valuation, appraisal or investment banking firm, reasonably acceptable to the Requisite Holders (the “Independent Valuation Expert”) to determine the value of such assets. The Corporation shall, within twenty (20) days of the engagement of the Independent Valuation Expert, submit to the Independent Valuation Expert information sufficient for the Independent Valuation Expert to review the valuation of the assets determined by the Board along with any supporting material as the Independent Valuation Expert deems appropriate. The Independent Valuation Expert shall, after the submission of supporting materials, submit its written decision on the value of such assets. Any determination by the Independent Valuation Expert shall be final, binding and conclusive on the Corporation and each holder of outstanding shares of Series B Preferred Stock.

5.2           Insufficient Assets. Without the approval of the Requisite Holders, the Corporation shall not consummate, or agree to consummate, a Deemed Liquidation if the remaining assets of the Corporation available for distribution to its stockholders following such Deemed Liquidation shall be insufficient to pay the holders of shares of Series B Preferred Stock the full preferential amount to which they are entitled under Section 5.1. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the holders of the shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the shares of Series B Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such shares of Series B Preferred Stock were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of any Junior Securities.

5.3          Notice.

(a)          Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series B Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series B Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series B Preferred Stock of such material change.

(b)          Notice Waiting Period. The Corporation shall not consummate any voluntary Liquidation before the expiration of ten (10) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the approval of the Requisite Holders.

6.            Voting.

6.1           Voting Generally. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 6.3. In any such vote, each holder of shares of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the share is convertible pursuant to Section 8 as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

6.2           Approval. Unless otherwise provided in the Certificate of Incorporation or this Certificate of Designation, any action required by the DGCL to be taken at any annual or special meeting of the holders of shares of the Series B Preferred Stock, or any action which may be taken, or any approval which may be provided, at any annual or special meeting of such holders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Series B Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

7.            Reserved.

8.            Conversion.

8.1           Right to Convert. Subject to the provisions of this Section 8, at any time and from time to time on or after the Date of Issuance, each holder shall have the right by written election to the Corporation to convert all or any portion of the shares of Series B Preferred Stock (including any fraction of a share) held by such holder into that number of fully paid and nonassessable shares of Common Stock equal to the Conversion Number at the time in effect. In addition, on the Mandatory Conversion Date, each and every share of Series B Preferred Stock (including any fraction of a share) then outstanding shall automatically, without any action on the part of the holder thereof, be converted into that number of fully paid and nonassessable shares of Common Stock equal to the Conversion Number at the time in effect. The initial “Conversion Number” per share of Series B Preferred Stock shall be 35,713.147, subject to adjustment as applicable in accordance with Section 8.5 below.

8.2          Procedures for Conversion; Effect of Conversion

(a)          Procedures for Holder Conversion. In order to effectuate a conversion of shares of Series B Preferred Stock pursuant to Section 8.1, a holder shall (a) submit a written election to the Corporation that such holder elects to convert shares of Series B Preferred Stock, the number of shares of Series B Preferred Stock elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the shares of Series B Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder; provided, that on the date of such conversion, such shares of Series B Preferred Stock shall be converted whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Series B Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the written request of the Corporation following the Mandatory Conversion Date, each holder of shares of Series B Preferred Stock shall surrender to the Corporation the certificate or certificates representing the shares of Series B Preferred Stock then held, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder; provided, that on the Mandatory Conversion Date, such shares of Series B Preferred Stock shall be converted whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Series B Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the receipt by the Corporation of a written election, if applicable, and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares of Series B Preferred Stock as calculated pursuant to Section 8.1 and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of shares of Series B Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of Capital Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b)          Effect of Conversion. All shares of Series B Preferred Stock converted as provided in Section 8.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares of Series B Preferred Stock shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor provided, however, that if the conversion is in connection with the payment of a distribution or dividend, an underwritten offering or a Liquidation or other event, the conversion may, at the option of any holder tendering shares of Series B Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of such shares of Series B Preferred Stock shall not be deemed to have converted such shares of Series B Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

8.3           Reservation of Stock. The Corporation shall at all times when any shares of Series B Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the shares of Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all shares of Series B Preferred Stock pursuant to Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.5. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Series B Preferred Stock.

8.4           No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to Section 8.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, any holder in respect thereof.

8.5           Adjustment to Conversion Number. As of the last Date of Issuance pursuant to the Securities Purchase Agreement, the outstanding shares of Series B Preferred Stock will be convertible, in the aggregate, into 40% of the Common Stock Deemed Outstanding immediately following the issuance of the Series B Preferred Stock pursuant to the Securities Purchase Agreement and the transactions related thereto. In order to prevent dilution of the conversion rights granted under Section 8, the Conversion Number shall be subject to adjustment from time to time as provided in this Section 8.5.

(a)          Adjustment to Conversion Number upon Issuance of Common Stock. Except as provided in Section 8.5(b) and except in the case of an event described in either Section 8.5(c) or Section 8.5(d), if and whenever the Company shall issue or sell any shares of Common Stock or other equity securities for no consideration or for a consideration that is based on an aggregate equity valuation of the Company of less than Two Million Dollars ($2,000,000) in the aggregate, then and in each such case (a “Trigger Issuance”) the Conversion Number shall be increased as of the close of business on the effective date of the Trigger Issuance, to that number calculated as follows: (i) two-thirds of the Common Stock Deemed Outstanding immediately following such Trigger Issuance (excluding for such purpose any Common Stock Deemed Outstanding as a result of the conversion of the Series B Preferred Stock) (ii) divided by 1,000.

(b)          Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Number with respect to any Excluded Issuance.

(c)          Adjustment to Conversion Number Upon Dividend, Subdivision or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Number in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Number in effect immediately prior to such combination shall be proportionately decreased. Any adjustment under this Section 8.5(c) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(d)          Adjustment to Conversion Number Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 8.5(c) or any Liquidation or Deemed Liquidation), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each outstanding share of Series B Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such outstanding share of Series B Preferred Stock, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if such share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such shares, if any); and, in such case, appropriate adjustment (in form and substance satisfactory to the Requisite Holders) shall be made with respect to the rights of each holder of shares of Series B Preferred Stock under this Certificate of Designation to insure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the Series B Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series B Preferred Stock. The provisions of this Section 8.5(d) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not consummate any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation (in form and substance satisfactory to the Requisite Holders), the obligation to deliver to the holders such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the shares of Series B Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 8.5(f), the Requisite Holders shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 5.1(b) (if applicable to such event or transaction), Section 7.1 or Section 8 hereunder, instead of giving effect to the provisions contained in this Section 8.5(d) with respect to the outstanding shares of Series B Preferred Stock.

(e)          Certain Events. If any event of the type contemplated by the provisions of this Section 8.5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Conversion Number so as to protect the rights of the holders in a manner consistent with the provisions of this Section 8; provided, that no such adjustment pursuant to this Section 8.5 shall decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 8.

(f)           Certificate as to Adjustment.

(i)          As promptly as reasonably practicable following any adjustment of the Conversion Number, but in any event not later than 10 days thereafter, the Corporation shall furnish to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)         As promptly as reasonably practicable following the receipt by the Corporation of a written request by the Requisite Holders, but in any event not later than 10 days thereafter, the Corporation shall furnish to each holder of record of Series B Preferred Stock a certificate of an executive officer certifying the Conversion Number then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the shares of Series B Preferred Stock held by such holder.

(g)          Notices. In the event:

(i)          that the Corporation shall take a record of the holders of its Common Stock (or other Capital Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of Capital Stock of any class or any other securities, or to receive any other security; or

(ii)         of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii)        of any Liquidation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other Capital Stock at the time issuable upon conversion of the outstanding shares of Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other Capital Stock) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the shares of Series B Preferred Stock and the Conversion Shares.

9.          Lost or Mutilated Series B Preferred Stock Certificate. If the Series B Preferred Stock certificate of any holder of record of shares of Series B Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested; provided that in the case of the Purchaser, its unsecured, unbonded agreement of indemnity and affidavit of loss shall be sufficient. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

10.         Reissuance of Series B Preferred Stock. Any shares of Series B Preferred Stock redeemed, converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such shares of Series B Preferred Stock shall thereafter be reissued, sold or transferred.

11.         Withholding. The Corporation shall be entitled to deduct and withhold from any amounts payable on the Series B Preferred Stock such amounts as are required to be deducted and withheld under the U.S. Internal Revenue Code or any other applicable foreign, state or local law or treaty.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.

12.         Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given on the earliest of (a) the date of transmission, if such notice or communication is delivered via email or facsimile (provided the facsimile sender receives a machine-generated confirmation of successful transmission) at the email address or facsimile number specified in this Section 12 prior to 5:00 P.M., New York City time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via email or facsimile (provided the facsimile sender receives a machine-generated confirmation of successful transmission) at the email address or facsimile number specified in this Section 12 on a day that is not a Trading Day or later than 5:00 P.M., New York City time, on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service specifying with business next day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. Such communications must be sent (x) to the Corporation, at its principal executive offices and (y) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 12).

13.         Amendment and Waiver. For as long as any shares of Series B Preferred Stock remain outstanding, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and the Requisite Holders; provided, however, that any amendment, modification or waiver hereof that impairs the rights or increases the obligations of any holder of shares of Series B Preferred Stock shall not be effected without the prior written consent of such holder unless such amendment or waiver applies to all holders of shares of Series B Preferred Stock in the same fashion, and has substantially the same effect taking into account all holdings  of  each holder in the Corporation; and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series B Preferred Stock provided, that unless the Corporation has obtained the prior approval of the Requisite Holders in accordance with this Section 13, the Corporation will not, by amendment, modification or waiver of this Certificate of Designation or its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, fail to observe, or avoid or seek to avoid the observance or performance of, any of the terms contained herein, and will at all times in good faith take all actions as may be necessary to carry out of all the provisions hereof and to take all such actions as may be necessary or appropriate in order to protect the rights of the holders of Series B Preferred Stock against any impairment.

14.         Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation on this 30th day of July, 2014.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Zivi R. Nedivi
Name: Zivi R. Nedivi
Title: Chief Executive Officer